AGREEMENT OF SALE

         THIS AGREEMENT ("Agreement") is made the last date executed by the parties between VIVA GAMING & RESORTS, INC., a Florida Corporation, (hereinafter referred to as "Seller"), and Mr. Corey J. Adcock and or nominee (hereinafter referred to as "Buyer") and CORPUS CHRISTI DAY CRUISE, LLC, a Nevada Limited Liability Company (hereinafter referred to as "LLC NV").

                                 R E C I T A L S

         WHEREAS, Both Seller and Buyer are members in LLC NV. In turn, LLC NV either directly or as the sole member of Corpus Christi Day Cruise LLC, a Marshall Island Limited Liability Company (hereinafter referred to as LLC MI) owns approximately 99.9% of the limited partnership interests in Corpus Christi Day Cruise (MI), LTD. (hereinafter referred to as "LTD"), which operates the M/v Texas Treasure casino day cruise vessel out of Port Aransas, Texas as the Texas Treasure/ Corpus Christi Day Cruise (the "Casino Business"). Seller also owns 100% of the stock of Corpus Christi Day Cruise, Inc. a Texas corporation (hereinafter referred to as"GP"), which is the sole general partner (0.1% owner) of LTD, and also owns 100% of the stock of Corpus Christi Day Cruise Concession, Inc. (Texas) (hereinafter referred to as Concessions) (LLC NV, LTD, GP and Concessions sometimes collectively referred to as the "Companies").

         WHEREAS, Seller is presently the owner of sixty percent (60%) (with a capital account of approximately Nine Hundred and Eighty Five Thousand ($985,000) Dollars) of LLC NV acquired as follows:

                  1. Seller acquired twenty percent (20%) in LLC NV for negotiating and developing the business operation known as "Texas Treasure/ Corpus Christi Day Cruise" and by expending approximately Nine Hundred and Eighty Five Thousand ($985,000) Dollars toward its completion and opening for business; and

                  2. Seller acquired twenty percent (20%) in LLC NV by incurring an obligation to pay Three Hundred and Fifty Thousand ($350,000) Dollars to Mr. Howard Groff ("Groff") for Groff to place an Irrevocable Letter of Credit in favor of Discovery

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         Dawn Limited Partnership as a condition precedent to obtaining possession of the M/v Texas Treasure Cruise ship; Seller further guaranteed repayment on any claims, liens, defaults, debts, liabilities obligations and the like, which arise and/or may occur during the term of the Letter of Credit and is contractually responsible to remove and replace the One Million Five Hundred Thousand ($1,500,000) Dollar Irrevocable Letter of Credit placed in favor of Discovery Dawn Limited Partnership (the "Standby Letter of Credit") on or before December 20, 2000; and

                  3. Seller acquired twenty percent (20%) interest in LLC NV for being responsible for the lease payments to PDS Financial Corporation under the master lease agreement relating to slot machines utilized in the Casino Business (the "PDS Lease").

         WHEREAS, Buyer is presently the owner of forty percent (40%) (with a capital account of Three Million ($3,000,000) Dollars) of LLC NV.

         WHEREAS, GP has informed all investors involved in the Casino Business that there exists certain payables which cannot be satisfied from the Casino Business cash flow.

         WHEREAS, Seller has made the representations that it is not financially capable of replacing the Standby Letter of Credit and will be subject to default of its guarantees under the Standby Letter of Credit; and that it is not financially capable of meeting any capital calls in proportion to its present 60% ownership; and that under the present cash flows of the Casino Business there are not sufficient management fees being paid to Seller to meet its obligation under the PDS Lease.

         WHEREAS, Seller needs to relieve itself of the pending obligations set forth above and LLC NV needs additional funds to continue to operate LTD and grow the Casino Business.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

         1. The recitals as stated above are incorporated herein by this reference.

         2. Sale of Interest in entities Seller does hereby agree to sell to Buyer, and Buyer does hereby agree to purchase from Seller:

         a. all of Seller's Sixty (60%) Percent membership interest in, and all rights of Seller to acquire any additional membership interest in LLC NV ("Seller's LLC NV Interest"); and

         b. all of Seller's Sixty (60%) Percent membership interest in, and all rights of Seller to acquire any additional membership interest in LLC MI ("Seller's LLC MI Interest"); and

         c. all of Seller's stock in, and all rights of Seller to acquire any additional stock in GP ("Seller's GP Interest"); and

         d. all of Seller's stock in, and all rights of Seller to acquire any additional stock in Concessions ("Seller's Concessions Interest") (Seller's LLC NV Interest, Seller's GP Interest and Seller's Concessions Interest collectively "Seller's Ownership Interests")

         3. Purchase Price and Manner of Payment. Buyer shall pay for and acquire Seller's Ownership Interests, by doing the following:

                  (a) Buyer shall assume Seller's responsibility to replace the Standby Letter of Credit on or before December 20, 2000 thereby releasing Groff from his obligations and exposure under the Standby Letter of Credit Agreement.

                  (b) Buyer shall assume Seller's responsibility in regard to additional capital needed by LLC NV for outstanding accounts payable and operating deficits.

                  (c) LLC NV shall have LTD execute a Promissory Note ("Note") of even date herewith, (in the form of Exhibit "A" attached hereto), payable to Seller in an amount equal to Three Hundred and Fifty Thousand ($350,000) Dollars plus the amount of Seller's capital account in LLC NV as of the date of this Agreement, as such capital account is determined by Buyer upon Buyer's review of the capital account records of LLC NV, but in no event shall the principal amount of the Note exceed One Million Three Hundred and Thirty Five Thousand ($1,335,000) Dollars. The Note shall earn interest at the Bank One of Arizona prime rate plus one and be amortized over Fifteen (15) months. Buyer shall have no personal responsibility for the Note;

Seller shall look solely to LLC NV for payment of the Note. LTD shall be instructed to become a guarantor of the Note.

         4. Termination and Release of Management and Management Fee. As of the Closing Seller shall be released of all management obligations in regard to the Casino Business, and shall have no further right to receive any management fees from LLC NV, GP, LTD or Concessions. Seller shall cooperate fully with Buyer for a transition period lasting no more than seven (7) days from the date of Closing during which Seller shall fully advise and assist Buyer in regard to the Casino Business and the records and operations of LLC NV, GP, LTD and Concessions.

         5. Representations and Warranties of Seller. Seller desires to set forth certain representations, warranties and covenants made to Buyer as an inducement to the consummation of the sale and certain additional agreements related to the sale. i.e. the recitals set forth above. Seller hereby represents and warrants to Buyer as follows:

                  (a) Representations Seller represents and warrants that Seller's Ownership Interests are as represented in the recitals, that all of Seller's Ownership Interests are owned by Seller outright, are fully paid and non-assessable and free of any claim of pre-emptive rights. There are no outstanding rights to purchase or receive, or options, warrants, puts, calls, contracts, commitments or demands of any character relating to membership interests in LLC NV, or LLC MI, or to the stock in GP, or to the stock in Concessions, or to the limited partnership interests in LTD or which could require the issuance of membership interests in LLC NV or LLC MI or stock in GP or stock in Concessions or limited partnership interests in LTD. There are no voting trusts or other agreements or understandings to which any Company or Seller is a party with respect to the voting of Seller's Ownership Interests.

                  (b) Organization and Standing.
                      -------------------------

                           (1) Seller is a Florida corporation duly organized,
validly existing and in good standing under the laws of the State of Florida, has full power and authority to take the actions contemplated by this Agreement, and has taken all actions necessary to authorize: (i) the execution of this Agreement, (ii) the execution of all documents necessary to consummate the transactions contemplated by this Agreement, and (iii) the person who will be signing for Seller. Upon execution of this Agreement by Seller this Agreement shall be the valid and binding obligation of Seller.

                           (2) LLC NV is a Limited liability company duly
organized, validly existing and in good standing under the laws of the State of Nevada.

                           (3) LLC MI is a Limited liability company duly
organized, validly existing and in good standing under the laws of the Marshall Islands.

                           (4) GP is a Texas corporation which is duly
organized, validly existing and in good standing under the laws of the State of Texas.

                           (5) Concessions is a Texas corporation which is duly
organized, validly existing and in good standing under the laws of the State of Texas.

                           (6) LTD is a Limited Partnership which is duly
organized, validly existing and in good standing under the laws of the Marshall Islands.

                  (c) Authority of Seller. Neither the execution of this Agreement by Seller, nor the sale to Buyer by Seller of all Seller's Ownership Interests, nor the consummation of the transactions contemplated hereby, Nor the execution of the Note by LTD will conflict with, result in a breach of, permit any party to terminate or accelerate the provisions of, or result in the imposition of any lien, encumbrance or restriction upon the property or assets of the Casino Business, or the Companies under (i) the provisions of the organization documents of the Companies, (ii) the provisions of any obligation, indenture, agreement, permit or other instrument to which a Company is a party or which a Company holds, or (iii) any statute or law or any order, decree, judgment, rule or regulation of any court or governmental agency or authority having jurisdiction over Seller, the Companies or the Casino Business. No permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person (either governmental or private) is necessary in connection with (x) the execution and delivery by Seller of this Agreement or (y) the consummation of the transactions contemplated by this Agreement.

                  (d) Additional Warranties and Representations.
                      -----------------------------------------

                  1. Seller warrants to Buyer that there are no agreements for kickbacks, joint sharing of profit or any like transactions between owners of Seller, LLC

                           NV, LLC MI, GP, LTD or any affiliate of these companies with third party vendors of LTD that have not been fully disclosed to Buyer, and that no such subsequent transactions with any such affiliate shall be approved.

                  2. As of the date hereof, the Companies do not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and as of the Closing, will not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except liabilities or obligations as previously disclosed to Buyer to be in an amount not in excess of $866,000 (as of November 26, 2000), and Seller does not now, and will not at the Closing, know or have any reason to know of any basis for the assertion of any such other obligation or liability against the Companies.

                  3. The Companies have no actions, suits, claims, proceedings, investigations or inspections pending or to the knowledge of Seller, threatened against or affecting the Companies or any of their properties or rights, in any court or before any governmental authority.

                  4. The Companies have no plans nor arrangements which are subject to the Employee Retirement Income Security Act of 1974. The Companies are not a party to any collective bargaining or similar labor agreement. The Companies are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and are not engaged in any unfair labor practices. All obligations of the Companies, whether arising by operation of law, by contract or by past custom, for payments by any of the Companies directly to its employees or to trusts or other funds or to any governmental agency, for employment compensation benefits, workers compensation benefits, accident, sickness and disability benefits, pension, profit sharing and any other retirement benefits, social security benefits, vacation and holiday pay, bonuses and other forms of compensation, or any other benefits, have been paid in accordance with each Company's normal payment procedures.

                  5. A complete list of all accounts, notes and other receivables of the Companies and the aging thereof has been separately delivered to Buyer.

                  6. The Companies are in possession of all licenses, permits and authorizations required for the conduct of the Casino Business (the "Permits") and the Permits are valid and in full force and effect. The Casino Business is in compliance with all conditions or requirements imposed by or in connection with the Permits and no Company has received notice of, and the Seller has no knowledge or reason to believe that any authority intends to cancel, terminate or modify any of, the Permits or adopt or modify rules and regulations which would adversely affect the Permits.

                  7. The Companies have duly and timely filed all federal, state and local (United States and all foreign jurisdictions) tax returns required to be filed by them (unless a valid extension therefore has been granted), and all such returns are, or will be when filed, true, complete and correct in all material respects.

         6. Parties' Obligations At and After Sale. The Closing of this Agreement shall be considered to have occurred upon the last day upon which execution of this Agreement by all the parties has occurred, provided however, the transfer and delivery of Seller's membership certificate in LLC NV, the transfer and delivery of Seller's membership certificate in LLC MI; the transfer and delivery of Seller's shares of stock in GP; the transfer and delivery of Seller's shares of stock in Concessions; the delivery of all corporate and/or company records involving LLC NV, LLC MI, GP, Concessions and LTD; and the delivery of all corporate and company records relating to the Casino Business to Buyer shall have occurred within seven (7) days of Closing.

         7. Indemnification. Upon compliance with the provisions of Section 6 above, LTD shall deliver the Note to Seller and Buyer shall indemnify and hold Seller harmless from any violation or breach of the PDS Lease Agreement and the Standby Letter of Credit or any of the terms thereof. Seller agrees to indemnify and hold Buyer harmless from the Three Hundred and Fifty Thousand ($350,000) Dollars that is owed to Groff and/or Said Sadat which Seller shall remain 100% responsible therefor and agrees further to indemnify and hold Buyer and LLC NV harmless thereon. Seller will additionally hold Buyer harmless from any claim for finders' fees or other costs associated with raising any of the capital Seller contributed, including but not limited to Birkshire Investments of Belize, Groff and Mr. Said Sadat.

         8. Right of Setoff. LLC NV shall have the right to setoff against any obligations due Seller under the Note for:

         A. Any expenses or costs, including attorneys fee, incurred by Buyer as a result of any event to which Seller owes Buyer indemnification under Section 7 above.

         B. Any irregularities in the corporate records or books of any of the Companies if not resolved by Seller to the satisfaction of Buyer within thirty (30) days of written notice to Seller of such irregularity.

         C. Any obligations of the Companies existing as of the Closing in excess of the amount set forth in Section 5(d)(2) of this Agreement.

         9. Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

         10. Entire Agreement. This Agreement and any written exhibits supersede any previous agreements, understandings and negotiations, whether written or oral.

         11. Binding Effect. This Agreement shall be binding on and inure to the benefit of heirs, successors in interest, representatives and assigns of the parties hereto.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         13. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement, and shall not be used in construing it.

         14. Waivers. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived in writing by the other party or parties, provided, however, that any such waiver shall not be deemed to constitute a waiver of any other obligation, agreement or condition contained herein. In the event of any waiver by Seller, the written action by the President or its legal counsel thereto in effecting such waiver shall be deemed to be an act fully authorized by Buyer.

         15. Amendments, Supplements or Modifications. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or to take such additional action as shall be reasonably necessary or appropriate for such purpose.

         16. Covenant not to compete Seller agrees not to compete with Buyer in the day cruise business, that is located in, or sails from a port located in, the State of Texas; or operate a casino within the State of Texas, for so long as there is a balance owing on the Note, but in no event longer than March 15, 2002.

               [THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals and initialed each page of this Agreement the year and day set forth opposite there name.

         Seller:        VIVA GAMING & RESORTS, INC., a Florida Corporation

                                         By  /s/ Martin R. Gross
                                            ---------------------------
                                         Its President

                                         Date signed December 13, 2000
                                                    ------------------
         Buyer:

                                         By  /s/ Corey J. Adcock
                                           ----------------------------
                                                  Corey J. Adcock

                                         Date signed December 13 , 2000
                                                    -------------------


                        CORPUS CHRISTI DAY CRUISE, LLC a Nevada Limited
                              Liability Company



                                         By  /s/ Martin R. Gross
                                           ----------------------------
                                            Its Manager (Viva Gaming & Resorts)

                                         Date signed December 13 , 2000
                                                    -------------------

                                 PROMISSORY NOTE

PRINCIPAL AMOUNT: $1,335,000.00                         DATE: December 12, 2000

         FOR VALUE RECEIVED, the undersigned, CORPUS CHRISTI DAY CRUISE, LTD, a Marshall Island Limited Partnership, hereby promises to pay VIVA GAMING & RESORTS, INC. a Florida corporation, or order, the sum of ONE MILLION THREE HUNDRED AND THIRTY FIVE THOUSAND AND NO/100 ($1,335,000.00) DOLLARS, with interest at the rate of one percent (1.0%) over prime rate per annum from date until paid, payable in fifteen equal installments beginning within thirty days of the execution of this note and each month thereafter until fully paid. Principal and interest shall be payable in lawful money of the United States.

         The principal amount may be prepaid, in whole or in part, at any time without notice or penalty. In the event that any prepayment are made, they shall be applied firstly against any interest accrued to the date of such prepayment and secondly, in reduction of the principal amount.

         This Promissory Note is subject to a right of setoff held by CORPUS CHRISTI DAY CRUISE, LTD pursuant to the terms of an agreement dated the __ day of December, 2000 to which VIVA GAMING & RESORTS, INC is a party.

         This Promissory Note shall be binding on the Maker, its successor, heir and assigns and inure to the benefit of the Payee, its legal representatives, successors, heirs and assigns.

         CORPUS CHRISTI DAY CRUISE, LTD waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         This Promissory Note is payable at Las Vegas, Nevada, in accordance with written instructions of the Payee, and shall be governed in all respects by the laws of the State of Nevada.

         A faxed executed copy will be sufficient to evidence this obligation. The original shall be delivered as soon as possible.

         IN WITNESS WHEREOF, the undersigned, CORPUS CHRISTI DAY CRUISE, LTD, a Marshall Islands Limited Partnership, has caused this Promissory Note to be executed by and through its General Partner, Corpus Christi Day Cruise, Inc. a Texas Corporation, and delivered as of the day and year first above written.



                                               -----------------------------
                                                By:
                                                Its:
                                                    ------------------------